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                                                                                                EXHIBIT 11



                                                   EAGLE-PICHER INDUSTRIES, INC.
                                              CALCULATION OF AVERAGE NUMBER OF SHARES
                                                       (Shares in thousands)




                                             Three Months Ended    Nine Months Ended
                                                 August 31             August 31
                                             -----------------     ----------------
                                             1994        1993       1994      1993
                                             ----        ----       ----      ----
 Average common shares outstanding          11,125      11,125     11,125    11,125


   Less average common treasury shares          84          84         84        98
                                            ------      ------     ------    ------

         Number of shares for net income
         per share                          11,041      11,041     11,041    11,027
                                            ======      ======     ======    ======
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